Exhibit 4.35

COCA-COLA PLAZA

ATLANTA, GEORGIA

ADDRESS REPLY TO
P.O. BOX 1734
ATLANTA,
GA 30301 404-676-2121

November 7, 2019

Embotelladora Andina S.A

Miraflores 9153,

Renca, Santigo

Chile

Re: Territory

Gentlemen:

Reference is made to the Bottler’s Agreement effective January 1, 2018, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and EMBOTELLADORA ANDINA S.A (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks (hereinafter the “Bottler’s Agreement”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreement unless otherwise specifically stated.

Effective as of November 1, 2019, the parties hereby mutually agree to modify the Territory description in Clause 1 the Bottler’s Agreement as set forth below:

En la República de Chile:

Región Metropolitana

Provincia de San Antonio, en la V Región

Provincia de Cachapoal, en la VI Región

República de Chile, II Región de Antofagasta, III Región de

Atacama, IV Región de Coquimbo,XI Región de Aysén del

General Carlos Ibáñez del Campo, XII Región de Magallanes y

la Antártica Chilena

Except as modified by this amendment, all other terms and conditions of the Bottler’s Agreement will remain in full force and effect. Upon execution by all parties, this Amendment will become part of the Bottler’s Agreement and all references to the Bottler’s Agreement shall be deemed to include this amendment.

THE COCA-COLA COMPANY		EMBOTELLADORA ANDINA S.A

By:		By:
	Authorized Representative		Authorized Representative
Date:		Date:

Classified - Confidential

Classified - Confidential